RF INDUSTRIES, LTD.	For Immediate Release
Investor Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	Howard Hill, President and Chief Executive Officer
Institutional Marketing Services (IMS)	(858) 549-6340
(203) 972-9200	rfi@rfindustries.com
jnesbett@institutionalms.com

RF Industries' Board of Directors Announces Stock Repurchase Program

San Diego, California, April 16, 2014 – RF Industries Ltd. (NASDAQ: RFIL) today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company's common stock.

Share repurchases, if any, will be made in the open market. The Company intends to effect any share purchases in compliance with SEC Rule 10b-18. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Howard Hill, President and Chief Executive Officer, commented, “This stock buyback plan reaffirms our ongoing efforts to generate returns for shareholders and reflects our confidence in the long-term prospects for the Company. RF Industries has been profitable for 20 consecutive years and our very strong balance sheet provides the financial flexibility both to invest in growth while also returning capital to shareholders.”

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company’s products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses and medical wiring.  The Company’s leading edge connectivity solutions are used throughout the growing and evolving wireless infrastructure. The Company has reported 20 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada and Yaphank, New York. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.